Exhibit 6.4

FOURTH AMENDMENT TO

RMX INDUSTRIES, INC.
2022 EQUITY INCENTIVE PLAN

This Fourth Amendment (this “Amendment”) to the RMX Industries, Inc. 2022 Equity Incentive Plan (the “Plan”) is made as of October 15, 2025, in accordance with resolutions adopted by the Board of Directors of RMX Industries, Inc., a Nevada corporation (the “Company”), and approved by the requisite stockholders of the Company by written consent on the date hereof.

This Amendment amends the Plan as follows:

1.	Section 4.1 of the Plan is amended and restated in its entirety to read as follows:

“Subject to adjustment in accordance with Section 11, a total of 8,000,000 shares of Common Stock shall be available for the grant of Awards under the Plan. Shares of Common Stock granted in connection with all Awards under the Plan shall be counted against this limit as one (1) share of Common Stock for every one (1) share of Common Stock granted in connection with such Award. During the terms of the Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Awards.”

IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed as of the date set forth above.

RMX INDUSTRIES, INC.

By:	/s/ Karl Kit
Karl Kit, Chief Executive Officer